EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2024 FIRST QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (April 25, 2024) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.4 million, or $0.23 diluted earnings per share, for the first quarter of 2024, compared to net income of $1.9 million, or $0.19 diluted earnings per share, for the fourth quarter of 2023, and net income of $2.9 million, or $0.27 diluted earnings per share, for the first quarter of 2023.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “The first quarter of 2024 saw improvement in our net interest margin compared to the prior quarter, while credit quality continues to remain strong. We are continuing to enhance our customer service while maintaining our focus on improving our earnings compared to the end of 2023.”

First Quarter Performance Highlights:
•Assets totaled $1.5 billion at both March 31, 2024 and December 31, 2023.
•Loans and leases, net of allowance for credit losses, totaled $1.1 billion at both March 31, 2024 and December 31, 2023.
•Nonperforming loans and leases totaled $6.9 million, or 0.61% of total loans and leases, at March 31, 2024, compared to $8.0 million, or 0.72% at December 31, 2023.
•The allowance for credit losses totaled $15.8 million, or 1.39% of total loans and leases outstanding, at March 31, 2024, compared to $15.7 million, or 1.42% of total loans and leases outstanding, at December 31, 2023.
•The provision for credit losses totaled $183,000 in the quarter ended March 31, 2024, compared to $304,000 in the preceding quarter, and $170,000 in the first quarter of 2023.
•Deposits totaled $1.1 billion at March 31, 2024, compared to $1.0 billion at December 31, 2023. At March 31, 2024, noninterest-bearing deposits totaled $108.8 million, or 10.2% of total deposits, compared to $114.4 million, or 11.0% of total deposits at December 31, 2023. At March 31, 2024, approximately $206.9 million, or 19.3%, of our deposit portfolio, excluding collateralized public deposits, was uninsured.
•Stockholders’ equity totaled $132.4 million at March 31, 2024, compared to $134.9 million at December 31, 2023. The Company’s equity to assets ratio was 8.9% at March 31, 2024.
•Book value per share and tangible book value per share was $11.91 at March 31, 2024, compared to $12.03 per share at December 31, 2023.
•Net interest income increased $502,000, or 5.4%, to $9.8 million for the three months ended March 31, 2024, compared to net interest income of $9.3 million for the prior quarter, and decreased $38,000, or 0.4%, from $9.9 million for the comparable quarter in 2023.
•Annualized net interest margin was 2.74% for the current quarter, compared to 2.67% in the preceding quarter and 3.04% the first quarter a year ago.
•The Company repurchased 92,613 shares of common stock at an average price of $11.58 per share during the quarter ended March 31, 2024.
•The Bank’s Tier 1 capital to total assets was 10.67%, well in excess of all regulatory requirements at March 31, 2024.
Income Statement Summary
Net interest income before the provision for credit losses increased $502,000, or 5.4%, to $9.8 million in the first quarter of 2024, compared to $9.3 million in the fourth quarter of 2023, and decreased $38,000, or 0.4%, from $9.9 million in the first quarter of 2023. The increase from the fourth quarter of 2023 was due to a four basis point increase in the average interest rate spread and an $11.9 million increase in average net earning assets. The decrease from the comparable quarter in 2023 was due to a 48 basis point decrease in the average interest rate spread as funding costs outpaced increased yields on interest-earning assets, partially offset by a $138.4 million increase in average interest earning assets. During the first half of 2023, in response to continuing elevated inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System increased the target range for the federal funds rate by 100 basis points, to a range of 5.25% to 5.50%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $929,000, or 5.0%, to $19.5 million during the quarter ended March 31, 2024, compared to the quarter ended December 31, 2023, and increased $4.3 million, or 28.4%, compared to the quarter ended March 31, 2023.

Interest income on loans and leases increased $1.0 million, or 6.3%, to $17.3 million for the quarter ended March 31, 2024 compared to $16.2 million in the fourth quarter of 2023, due to a $31.6 million increase in the average balance of loans and leases, and an increase of 20 basis points to 6.13% in the average yield earned on loans and leases. Interest income on loans and leases increased $4.1 million, or 30.8%, in the first quarter of 2024 compared to the first quarter of 2023, due to an increase in the average balance of loans and leases of $141.4 million, and an increase of 77 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, was unchanged during the quarter ended March 31, 2024, compared to the quarter ended December 31, 2023 and the comparable quarter in 2023. Dividends on FHLB stock increased $29,000, or 9.8%, during the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023, and increased $186,000, or 134.8%, compared to the quarter ended March 31, 2023. Interest income on cash and cash equivalents decreased $121,000, or 46.6%, during the quarter ended March 31, 2024, compared to the quarter ended December 31, 2023, and increased $73,000, or 112.4%, compared to the quarter ended March 31, 2023. The decrease in interest income on cash and cash equivalents in the first quarter of 2024 from the fourth quarter of 2023 was due to a 69 basis point decrease in the average yield along with a decrease of $8.3 million in the average balance. The increase in interest income on cash and cash equivalents in the first quarter of 2024 from the first quarter of 2023 was due to a 126 basis point increase in the average yield along with a $4.3 million increase in the average balance of cash and cash equivalents.

Interest expense increased $427,000, or 4.6%, to $9.7 million for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023 and increased $4.4 million, or 81.8%, compared to the quarter ended March 31, 2023. Interest expense on deposits increased $144,000, or 2.1%, to $7.1 million for the quarter ended March 31, 2024, compared to the previous quarter and increased $3.0 million, or 75.5%, from the comparable quarter in 2023. The increase from the previous quarter was primarily due to a six basis point increase in the average rate paid on interest-bearing deposits. The increase from the comparable quarter in 2023 was due to an increase of $44.3 million in average balance of, and a 120 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 2.99% for the quarter ended March 31, 2024, compared to 2.93% and 1.79% for the quarters ended December 31, 2023 and March 31, 2023, respectively.

Interest expense on FHLB borrowings increased $283,000, or 12.2%, to $2.6 million for the first quarter of 2024 compared to the previous quarter and increased $1.3 million, or 101.6%, from the comparable quarter in 2023, primarily due to increases in the average rate paid on FHLB borrowings and, to a lesser extent, an increase in the average balance of FHLB borrowings. The average balance of FHLB borrowings totaled $277.2 million during the quarter ended March 31, 2024, compared to $251.0 million and $198.5 for the quarters ended December 31, 2023 and March 31, 2023, respectively. The average rate paid on FHLB borrowings was 3.77% for the quarter ended March 31, 2024, 3.71% for the quarter ended December 31, 2023, and 2.61% for the first quarter of 2023.

Annualized net interest margin increased to 2.74% for the first quarter of 2024, compared to 2.67% for the fourth quarter of 2023, and decreased from 3.04% for the first quarter of 2023. The increase in the net interest margin for the first quarter of 2024 compared to the fourth quarter of 2023 was primarily due to greater increases in the yields and average balances of our interest-earning assets as compared to our interest-bearing liabilities, while the decrease from the first quarter of 2023 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for credit losses totaled $183,000 for the three months ended March 31, 2024, compared to $304,000 for the quarter ended December 31, 2023 and $170,000 for the quarter ended March 31, 2023. Net charge-offs during the first quarter of 2024 were $324,000, compared to net charge-offs of $241,000 during the fourth quarter of 2023 and net recoveries of $78,000 in the first quarter of 2023. Uncertainties relating to the level of our allowance for credit losses remains heightened as a result of continued concern about a potential recession due to inflation, stock market volatility and overall geopolitical tensions.

Noninterest income decreased $50,000, or 4.2%, to $1.1 million for the quarter ended March 31, 2024 compared to the quarter ended December 31, 2023, and increased $32,000, or 2.9%, from the comparable quarter in 2023. The decrease in noninterest income in the first quarter of 2024 from the fourth quarter of 2023 primarily resulted from a decrease in service fees earned on debit cards and service charges on deposit accounts. Card fee income decreased $64,000, or 18.1%, to $290,000 for the quarter ended March 31, 2024, compared to $354,000 for the fourth quarter of 2023, while service fees on deposit accounts decreased $11,000, or 3.8%, to $273,000 for the quarter ended March 31, 2024, compared to $284,000 for the fourth quarter of 2023. These decreases were partially offset by an increase in loan and lease servicing fees of $25,000, or 23.9%, in the first quarter of 2024 compared to the fourth quarter of 2023. The increase in noninterest income from the comparable quarter in 2023 was primarily due to an increase in other income and loan and lease servicing fees, partially offset by decreases in net gains on loan and lease sales and service charges on deposit accounts. Other income increased $66,000, or 26.3%, to $319,000 for the quarter ended March 31, 2024, compared to $253,000 for the comparable quarter in 2023 due to increased wealth management income. Loan and lease servicing fees increased $7,000, or 6.0%, for the quarter ended March 31, 2024 compared to the comparable quarter in 2023. Net gains on loan and lease sales decreased $36,000, or 23.3%, compared to the same quarter in 2023, due to decreased mortgage banking activity. Service fees on deposit accounts decreased $8,000, or 2.9%, in the first quarter of 2024 from the comparable quarter in 2023.

Total noninterest expense increased $29,000, or 0.4%, to $8.1 million for the three months ended March 31, 2024, compared to the fourth quarter of 2023, and increased $696,000, or 9.5%, compared to the same period in 2023. Salaries and employee benefits increased $26,000, or 0.6%, to $4.6 million for the quarter ended March 31, 2024, compared to the fourth quarter of 2023, and increased $332,000 compared to the quarter ended March 31, 2023. The increase in salaries and benefits in the first quarter of 2024 from the fourth quarter of 2023 was primarily due to increased employment taxes and insurance expenses, while the increase from the first quarter of 2023 was due to increased employee benefits expense. Deposit insurance expense decreased $120,000, or 23.0%, for the quarter ended March 31, 2024, compared to the fourth quarter of 2023 primarily due to changes in the asset and deposit mix, and increased $235,000, or 139.9%, from the comparable quarter in 2023 also primarily due to a change in the asset and deposit mix. Data processing fees increased $70,000, or 8.4%, to $907,000 for the quarter ended March 31, 2024 compared to the fourth and first quarters of 2023 primarily due to increased software and core provider expenses. Advertising expense decreased $36,000, or 28.6%, in the first quarter of 2024 compared to the prior quarter due to decreased sales promotion expense. Other expenses increased $78,000, or 8.7%, in the first quarter of 2024 compared to the prior quarter, and increased $27,000, or 2.8%, compared to the same quarter of 2023. The increase in other expenses in the first quarter of 2024 from the fourth quarter of 2023 primarily was due to increased franchise tax expenses.

Income tax expense increased $117,000 during the three months ended March 31, 2024 compared to the quarter ended December 31, 2023, and decreased $180,000 compared to the quarter ended March 31, 2023, due to changes in pre-tax income. The effective tax rate for the first quarter of 2024 was 12.9% compared to 10.8% in the fourth quarter of 2023, and 15.5% in the first quarter a year ago. The decrease in the effective tax rate as compared to the first quarter of 2023 was a result of the use of a captive insurance company, which allows the Company to assume more control over insurance risks and resulted in a more tax-effective structure.
Balance Sheet Summary

Total assets increased $26.6 million, or 1.8%, to $1.5 billion at March 31, 2024 from December 31, 2023. The increase was primarily the result of a $33.1 million, or 3.0%, increase in loans and leases, net of allowance for credit losses, to $1.1 billion, partially offset by a $6.6 million, or 2.3%, decrease in investment securities to $281.0 million at March 31, 2024.

The increase in loans and leases was attributable to an increase in multi-family loans, residential mortgage loans, and commercial and industrial loans of $15.0 million, $8.9 million and $8.2 million, respectively.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due totaled $6.9 million, or 0.61% of total loans and leases, at March 31, 2024, compared to $8.0 million, or 0.72%, at December 31, 2023. Accruing loans past due more than 90 days totaled $1.9 million at March 31, 2024, compared to $1.7 million at December 31, 2023.
The allowance for credit losses on loans and leases increased $162,000, or 1.0%, to $15.8 million at March 31, 2024 from $15.7 million at December 31, 2023. At March 31, 2024 the allowance for credit losses on loans and leases totaled 1.39% of total loans and leases outstanding, compared to 1.42% at December 31, 2023. Net charge-offs during the first quarter of 2024 were $324,000 compared to net recoveries of $78,000 during the comparable quarter of 2023.

Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of March 31, 2024, which evaluation included consideration of a potential recession due to inflation, stock market volatility, and overall geopolitical tensions. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.

Investment securities decreased $6.6 million, or 2.3%, to $281.0 million at March 31, 2024 compared to $287.6 million at December 31, 2023. Investment securities decreased primarily due to $4.4 million in maturities and principal repayments used to fund loan growth.
Total deposits increased $28.5 million, or 2.7%, to $1.1 billion at March 31, 2024, compared to December 31, 2023. The increase in deposits from December 31, 2023 primarily was due to an increase in brokered time deposits of $22.5 million, which were used to fund loan demand, and other time deposits of $11.1 million, partially offset by a decrease in demand deposit accounts of $3.9 million. Brokered time deposits totaled $291.3 million, or 27.2% of total deposits, at March 31, 2024. Noninterest-bearing demand deposits decreased $5.6 million to $108.8 million at March 31, 2024 compared to $114.4 million at December 31, 2023, and totaled 10.2% of total deposits at March 31, 2024. Management attributes the shift in funds from transaction accounts to retail certificates of deposit to customers taking advantage of higher rates being paid on time deposits as a result of interest rate hikes enacted by the Federal Reserve.

As of March 31, 2024, approximately $206.9 million of our deposit portfolio, or 19.3% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $132.4 million at March 31, 2024, a decrease of $2.5 million, or 1.8%, from December 31, 2023. The decrease in stockholders’ equity primarily was the result of a $2.8 million increase in accumulated other comprehensive loss, the payment of $1.4 million in dividends to Company stockholders, and the repurchase of $1.1 million of Company common stock, partially offset by net income of $2.4 million.

During the quarter ended March 31, 2024, the Company repurchased a total of 92,613 shares of Company common stock at an average price of $11.58 per share. As of March 31, 2024, the Company had approximately 775,423 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 39,878 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2024	December 31, 2023	March 31, 2023
(In thousands, except for per share amounts)

Interest income	$19,510	$18,581	$15,193
Interest expense	9,677	9,250	5,322
Net interest income	9,833	9,331	9,871

Provision for credit losses	183	304	170
Net interest income after provision for credit losses	9,650	9,027	9,701
Noninterest income	1,129	1,179	1,096
Noninterest expense	8,058	8,029	7,361
Income before income tax expense	2,721	2,177	3,436
Income tax provision	352	235	532

Net income	$2,369	$1,942	$2,904

Shares outstanding	11,116	11,209	11,686
Average shares outstanding:
Basic	10,160	10,225	10,600
Diluted	10,230	10,260	10,736
Earnings per share:
Basic	$0.23	$0.19	$0.27
Diluted	$0.23	$0.19	$0.27

SELECTED FINANCIAL CONDITION DATA:	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
(In thousands, except for per share amounts)

Total assets	$1,487,671	$1,461,024	$1,422,319	$1,408,593	$1,361,581
Cash and cash equivalents	20,290	20,240	20,652	17,464	17,390
Interest-bearing time deposits	—	—	245	490	490
Investment securities	281,006	287,638	269,363	287,096	297,498
Loans and leases, net of allowance for credit losses(1)	1,123,194	1,090,073	1,066,892	1,043,024	989,117
Loans held for sale	85	794	568	340	—
Premises and equipment, net	13,212	13,312	13,342	13,539	13,493
Federal Home Loan Bank stock	13,907	12,647	11,297	10,802	10,082
Other assets	35,977	36,320	39,960	35,838	33,511
Deposits	1,069,642	1,041,140	1,053,909	1,039,573	1,030,034
Borrowings	273,000	271,000	238,000	226,000	183,500
Total stockholder’s equity	132,391	134,860	118,038	130,235	135,553

Book value (GAAP)	$132,391	$134,860	$118,038	$130,235	$135,553
Tangible book value (non-GAAP)	132,391	134,860	118,038	130,235	135,553
Book value per share (GAAP)	11.91	12.03	10.45	11.38	11.60
Tangible book value per share (non-GAAP)	11.91	12.03	10.45	11.38	11.60

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Commercial mortgage	$338,434	$341,633	$345,714	$341,475	$321,314
Commercial and industrial	123,661	115,428	111,450	114,162	97,880
Construction and development	165,063	157,805	140,651	117,029	125,521
Multi-family	153,719	138,757	135,409	141,545	132,407
Residential mortgage	171,050	162,123	160,488	159,753	152,376
Home equity	12,146	10,904	10,776	10,492	10,923
Direct financing leases	152,468	156,598	154,520	152,181	143,281
Consumer	23,004	23,264	24,176	22,657	21,604

Total loans and leases	$1,139,545	$1,106,512	$1,083,184	$1,059,294	$1,005,306

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023

Noninterest-bearing demand	$108,805	$114,377	$115,632	$104,691	$96,827
Interest-bearing demand	153,460	151,809	146,118	149,770	148,798
Savings and money market	255,634	256,811	249,575	267,624	275,006
Non-brokered time deposits	260,451	249,305	240,297	226,493	218,262
Brokered time deposits	291,292	268,838	302,287	290,995	291,141

Total deposits	$1,069,642	$1,041,140	$1,053,909	$1,039,573	$1,030,034

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2024			2023
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,125,586	$17,251	6.13%	$984,202	$13,193	5.36%
Securities	284,002	1,796	2.53%	294,947	1,796	2.44%
FHLB stock	13,730	324	9.44%	10,038	138	5.50%
Cash and cash equivalents and other	13,848	139	4.02%	9,565	66	2.76%
Total interest-earning assets	1,437,166	19,510	5.43%	1,298,752	15,193	4.68%
Non-earning assets	42,052			44,264
Total assets	1,479,218			1,343,016

Interest-bearing liabilities:
Savings and money market accounts	259,198	1,379	2.13%	279,510	996	1.43%
Interest-bearing checking accounts	148,126	382	1.03%	153,216	189	0.49%
Certificate accounts	537,894	5,304	3.95%	468,220	2,842	2.43%
Borrowings	277,220	2,612	3.77%	198,517	1,295	2.61%
Total interest-bearing liabilities	1,222,438	9,677	3.17%	1,099,463	5,322	1.94%
Noninterest-bearing demand deposits	108,577			97,278
Other liabilities	14,676			14,004
Stockholders’ equity	133,527			132,271
Total liabilities and stockholders’ equity	1,479,218			1,343,016

Net interest income		$9,833			$9,871
Net earning assets	$214,728			$199,289

Net interest rate spread(1)			2.26%			2.74%
Net interest margin(2)			2.74%			3.04%
Average interest-earning assets to average interest-bearing liabilities	117.57%			118.13%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Performance ratios:
Return on average assets(1)	0.64%	0.54%	0.55%	0.77%	0.86%
Return on average equity(1)	7.10%	6.45%	6.04%	8.05%	8.78%
Yield on interest-earning assets	5.43%	5.32%	5.07%	4.82%	4.68%
Rate paid on interest-bearing liabilities	3.17%	3.10%	2.85%	2.42%	1.94%
Average interest rate spread	2.26%	2.22%	2.22%	2.40%	2.74%
Net interest margin(1)(2)	2.74%	2.67%	2.66%	2.77%	3.04%
Operating expense to average total assets(1)	2.18%	2.22%	2.26%	2.11%	2.19%
Efficiency ratio(3)	73.51%	76.39%	77.91%	69.79%	67.12%
Average interest-earning assets to average interest-bearing liabilities	117.57%	116.97%	118.04%	118.15%	118.13%
Asset quality ratios:
Non-performing assets to total assets(4)	0.47%	0.56%	0.60%	0.62%	0.66%
Non-performing loans and leases to total gross loans and leases(5)	0.61%	0.72%	0.74%	0.81%	0.86%
Allowance for credit losses to non-performing loans and leases(5)(6)	228.36%	195.80%	194.70%	180.44%	179.80%
Allowance for credit losses to total loans and leases(6)	1.39%	1.42%	1.43%	1.45%	1.54%
Net charge-offs/(recoveries) to average outstanding loans and leases during the period(1)	0.12%	0.09%	0.11%	0.08%	(0.03)%
Capital ratios:
Equity to total assets at end of period	8.90%	9.22%	8.34%	9.28%	9.99%
Average equity to average assets	9.03%	8.32%	9.10%	9.62%	9.85%
Common equity tier 1 capital (to risk weighted assets)(7)	12.89%	12.85%	12.48%	12.77%	13.14%
Tier 1 leverage (core) capital (to adjusted tangible assets)(7)	10.67%	10.64%	10.71%	10.81%	10.95%
Tier 1 risk-based capital (to risk weighted assets)(7)	12.89%	12.85%	12.48%	12.77%	13.14%
Total risk-based capital (to risk weighted assets)(7)	14.14%	14.10%	13.73%	14.02%	14.39%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	178	176	176	183	181
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)As a result of the adoption of CECL on January 1, 2023, the allowance for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.
(7)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581